 b) 11.1   Computation of per share earnings
Beach Couch, Inc.
Weighted Average Shares Outstanding
December 31, 1998

                                                           Weighted
                  Shares        Days Left      Total Days  Average
        Date      Purchased     in Year        for Year    Shares
________________________________________________________________
        8/11/98    102,500       143            211           69,467

        11/4/98      1,000        58            211              275

        11/18/98   106,000        44            211           22,104

        12/4/98      9,250        28            211            1,227

        12/15/98     4,000        17            211              322

        6/5/98     100,000       210            211           99,526

        6/5/98    3,900,000       210             211      3,881,280
            ___________________________________________________


                  4,222,750                                4,074,202


Net Loss                                                   $   (5,931)

Net Loss Per Share       $ (5,931) / 4,074,202 =    $   (0.001)
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